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KRAFT FOODS NOMINATES PETER B. HENRY TO BOARD OF DIRECTORS

Election to Take Place at Annual Meeting of Shareholders on May 24, 2011

NORTHFIELD, Ill. – March 31, 2011 – Kraft Foods (NYSE:KFT) announced today the nomination of Dr. Peter B. Henry to its Board of Directors. Henry, 41, is an international economist who specializes in emerging economies and is the Dean of New York University Stern School of Business.

“Peter is an outstanding candidate for our Board,” said Chairman and CEO Irene Rosenfeld. “He’s an impressive academic leader, with credentials from several of the world’s top universities. His expertise in emerging markets and understanding of their role in driving growth in the global economy will be a terrific asset as we expand our presence in these regions.”

Henry assumed the Deanship of NYU Stern in January 2010 and continues his scholarship as a Board Member at the National Bureau of Economic Research, a Nonresident Senior Fellow of the Brookings Institution, a member of the Council on Foreign Relations, and an economic advisor to governments from the Caribbean to Africa. Prior to joining NYU, Henry served on the faculty of the Stanford University Graduate Business School from 1997 to 2009.

Henry received his Ph.D. in economics from the Massachusetts Institute of Technology. While in graduate school, he served as a consultant to the Governors of the Bank of Jamaica and the Eastern Caribbean Central Bank (ECCB). His research at the ECCB contributed to the intellectual foundation for establishing the first stock market in the Eastern Caribbean Currency Area. Prior to attending MIT, Henry was a Rhodes Scholar at Oxford University where he received a bachelor’s degree in mathematics. He also holds a bachelor’s degree in economics from The University of North Carolina at Chapel Hill. Born in Jamaica, Henry became a U.S. citizen in 1986.

Kraft Foods also announced today that current directors Deborah C. Wright and Frank G. Zarb will not stand for re-election.

“Debbie has been a valued member of the Kraft Foods’ Board since our initial public offering in July 2001,” Rosenfeld said. “She helped guide our company during our years as a new public company, through the 2007 spin-off from Altria and the several strategic actions that have transformed the company. We’ll miss her keen insights and the practical advice she has provided to us for more than a decade.”

Rosenfeld continued, “Since 2007, we have benefited from Frank’s extensive business experience, especially his financial expertise. As chairman of the Finance Committee, his significant contributions helped to reshape and enhance our capital structure as we became an independent company. We wish both Frank and Debbie the very best in their future endeavors.”

All other members of the Board will stand for re-election.

Shareholders will elect 11 directors for one-year terms at the company’s Annual Meeting of Shareholders, which will take place at 9 a.m. CDT on Tuesday, May 24, 2011, at the North Shore Center for the Performing Arts in Skokie, Ill. Shareholders of record at the close of business on March 16, 2011, are entitled to attend and vote on all matters that properly come before the meeting. The company’s 2011 Notice of Annual Meeting and Proxy Statement and Annual Report on Form 10-K for the year ended Dec. 31, 2010, are available at kraftfoodscompany.com/investor.

About Kraft Foods

Northfield, Ill.-based Kraft Foods Inc. is a global snacks powerhouse with an unrivaled portfolio of brands people love. Proudly marketing delicious biscuits, confectionery, beverages, cheese, grocery products and convenient meals in approximately 170 countries, Kraft Foods had 2010 revenue of $49.2 billion, more than half of which was earned outside North America. Eleven of the company’s iconic brands — including Cadbury, Jacobs, Kraft, LU, Maxwell House, Milka, Nabisco, Oreo, Oscar Mayer, Philadelphia and Trident — generate revenue of more than $1 billion annually, and 40 have been loved for more than a century. A leader in innovation, marketing, health & wellness and sustainability, Kraft Foods is a member of the Dow Jones Industrial Average, Standard & Poor’s 500, Dow Jones Sustainability Index and Ethibel Sustainability Index. For more information, visit kraftfoodscompany.com and facebook.com/kraftfoodscorporate.

- make today delicious -

Note to editors: Journalists who wish to attend the Annual Meeting of Shareholders must register in advance by contacting the Kraft Foods Media Helpline at 847-646-4538 or news@kraftfoods.com.